Exhibit 10.16

AVIS BUDGET GROUP, INC.

NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

(FORMERLY KNOWN AS CENDANT CORPORATION

1999 NON-EMPLOYEE DIRECTORS

DEFERRED COMPENSATION PLAN,

AMENDED AND RESTATED AS OF JANUARY 22, 2005

AS FURTHER AMENDED NOVEMBER, 18 2005)

AMENDED AND RESTATED AS OF JANUARY 1, 2007

1. Purpose. The purpose of the Avis Budget Group, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”) is to align the interests of non-employee directors of Avis Budget Group, Inc. (“Avis”) (formerly Cendant Corporation) with the interests of Avis stockholders by requiring and/or permitting such directors to defer certain of their fees received for providing services to Avis in the form of Avis stock equivalents.

2. Eligibility. Directors of Avis who are not also employees of Avis (“Directors”) are (i) with respect to elective deferrals, eligible to participate in the Plan (subject to their irrevocable election to defer receipt of eligible compensation) and (ii) with respect to required deferrals, required to participate in the Plan.

3. Administration. The Plan will be administered by the Compensation Committee of the Board of Directors of Avis, or such other committee of the Board of Directors designated by the Board of Directors from time to time (the “Committee”).

4. (a) Deferral of Compensation. Subject to such rules, regulations and procedures that Avis may establish from time to time, and subject to the execution by a Director of a valid deferral election, Directors may elect to defer all, but not less than all, of their annual retainer fees, as well as such other fees and payments determined by the Board of Directors or the Committee to be either mandatory or eligible for deferral from time to time (collectively, “Fees”) into the Plan. All Fees deferred into the Plan will be converted into a number of Avis Share Units. The number of Avis Share Units allocated to a Director’s account will be equal to the amount of Fees deferred into the Plans as of any given date (an “Allocation Date”), divided by the fair market value of Avis common stock, par value $0.01 per share (“Avis Stock”) as of the Allocation Date. For purposes of the Plan, fair market value shall equal the closing price per share of Avis Stock as of the applicable Allocation Date, or such other reasonable formula determined by the Committee. An Allocation Date will occur on each date upon which any Director would otherwise become entitled to receive all or any portion of any Fee, or as otherwise determined by the Committee. Each Avis Share Unit will be the equivalent of one share of Avis Stock.

(b) Conversion and Distribution of Cash Balances. Pursuant to the rules and procedures prescribed by the Committee or its delegate, a Director may elect either (1) to have any cash credited to the Director’s account in connection with the separation of Avis’s predecessor (Cendant Corporation) into three independent public companies or the subsequent privatization of Realogy Corporation, converted into Avis Share Units; provided that, once a Director converts cash into Avis Share Units the Director may not subsequently convert such Avis Share Units back into cash or (2) to have such cash distributed to the Director on the date designated in a properly executed election form provided by Avis for the purpose of making such election; provided, that any election under this clause (2) shall be implemented in a manner intended to avoid the imposition of taxes under Section 409A of the Internal Revenue Code.

5. Election. With respect to elective deferrals, in order to participate in the Plan, a Director must complete a deferral election in such form, and at such time, as determined by Avis in its sole discretion, but in accordance with IRS regulations applicable to the deferral of income. Once an election is made, it may not be revoked; provided, however, that a Director may no later than sixty (60) days prior to the beginning of any calendar year, revoke an election to the extent applicable to such calendar year. No deferral election form is required with respect to Fees which are required to be deferred into the Plan.

6. Dividends. Additional Avis Share Units will be credited to a Director’s account in respect of cash dividends and/or special dividends and distributions, if any, on Avis Stock, based on the number of Avis Share Units credited to such Director’s account as of the record date for such dividend or distribution. Such additional units shall be credited on the next Allocation Date following the payment date for such dividend or distribution. The number of Avis Share Units to be so credited shall be equal to the quotient obtained by dividing (A) the product of (i) the number of Avis Share Units credited to such account on the dividend or distribution record date and (ii) the dividend (or distribution value as determined by the Committee in its sole discretion) per share of Avis Stock, by (B) the closing price of a share of Avis Stock as of such dividend payment date or distribution date.

7. Adjustments. If at any time the number of shares of Avis Stock is increased or decreased as the result of any stock dividend or distribution, stock split, combination or reclassification of shares or any similar transaction, the number of Avis Share Units in a Director’s account will be equitably adjusted, as determined by the Committee in its sole discretion, to the extent necessary to preserve, but not increase, the value of each Director’s account. In connection with the separation of Avis’s predecessor (Cendant Corporation) into three independent public companies, a Director’s account was credited with a number of common stock units of Wyndham Worldwide Corporation and Realogy Corporation to preserve, but not increase, the value of each Director’s account. Each such common stock unit represents the equivalent of one share of Wyndham Worldwide Corporation stock or Realogy Corporation stock, respectively.

8. Vesting. Each Director will be fully and immediately vested in his or her account under the Plan.

9. Distribution of Deferred Compensation. Except as provided in Section 3(b) hereof or in the last sentence of this Section 9, each Director (or his or her beneficiary) will receive a distribution of his or her account (including units deferred prior to the date of any amendment to the Plan), in the form of shares of Avis Stock or Wyndham Corporation stock, as the case may be, on the date which is seven months immediately following the date upon which such Director is no longer a member of Avis’s Board of Directors for any reason. Distributions shall not occur prior to or following such date under any circumstances. The number of shares of Avis Stock payable to a Director upon distribution will equal the number of Avis Share Units held in such Director’s account as of the date of such distribution. The number of shares of Wyndham Worldwide Corporation Stock payable to a Director upon distribution will equal the number of Wyndham Worldwide Corporation common stock units held in such Director’s account as of the date of such distribution. Notwithstanding the above, the Committee may, in its sole discretion, provide a Director with an election to receive a cash distribution equal in value to the Wyndham Worldwide Corporation stock which would otherwise be distributable.

10. Authorized Shares. A total of 500,000 shares of Avis Stock shall be authorized and available to be issued directly under the Plan as previously approved by the stockholders of Avis. Additional shares of Avis Stock shall be issued under the Avis Budget Group, Inc. 2007 Equity and Incentive Plan and subject to the limitations therein.

11. Successors in Interest. The obligations of Avis under the Plan shall be binding upon any successor or successors of Avis, whether by merger, consolidation, sale of assets or otherwise, and for this purpose references herein to Avis shall be deemed to include any such successor or successors. The right of Directors or that of any other person, to the payment of deferred compensation or other benefits under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

12. Miscellaneous. A Director shall have only the interest of an unsecured general creditor of Avis in respect of all amounts allocated to his or her account. All amounts deferred under the Plan shall remain the sole property of Avis, subject to the claims of its general creditors and available for Avis’s use until actually distributed to the Director. With respect to amounts deferred under the Plan, the obligation of Avis hereunder is purely contractual and shall not be funded or secured in any way. The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe or implement the provisions thereof. The distribution of deferred amounts under the Plan to Directors shall be subject to applicable withholding taxes.

13. Governing Laws. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey.

14. Termination and Amendment of the Plan. The Board of Directors of Avis may terminate this Plan at any time provided that distributions shall not be accelerated or further deferred except in accordance with the provisions of Internal Revenue Code Section 409A. The Board of Directors of Avis may, without the consent of any Director or beneficiary, amend the Plan at any time and from time to time; provided, however, that no such amendment shall adversely affect the rights of any such Director or beneficiary with respect to amounts previously deferred under the Plan (as determined by the Committee in its sole discretion).

15. Interpretation. Avis intends that transactions under this Plan will be exempt under amended Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by Avis.